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                                                      EXHIBIT 1











                  SECOND AMENDED AND RESTATED
                AGREEMENT OF LIMITED PARTNERSHIP
                    OF VALUE PARTNERS, LTD.


                        January 1, 1998
















 THE LIMITED PARTNERSHIP INTERESTS WILL NOT BE REGISTERED UNDER
      THE SECURITIES ACT OF 1933 AND ARE NOT ASSIGNABLE OR
 TRANSFERABLE EXCEPT AS PROVIDED IN THE PARTNERSHIP AGREEMENT.

                        TABLE OF CONTENTS

ARTICLE I. Definitions . . . . . . . . . . . . . . . . . . . . .1
     1.1 Definitions . . . . . . . . . . . . . . . . . . . . . .1

ARTICLE II. Continuation, Name, Purposes, Registered Office,
            Registered Agent and Term  . . . . . . . . . . . . .4
     2.1 Continuation. . . . . . . . . . . . . . . . . . . . . .4
     2.2 Name. . . . . . . . . . . . . . . . . . . . . . . . . .4
     2.3 Purposes. . . . . . . . . . . . . . . . . . . . . . . .4
     2.4 Registered Office . . . . . . . . . . . . . . . . . . .5
     2.5 Registered Agent. . . . . . . . . . . . . . . . . . . .5
     2.6 Term of Partnership . . . . . . . . . . . . . . . . . .5

ARTICLE III. Capital Contributions . . . . . . . . . . . . . . .5
     3.1 Capital Contribution of General Partner . . . . . . . .5
     3.2 Capital Contribution of Limited Partners. . . . . . . .5
     3.3 Additional Contributions. . . . . . . . . . . . . . . .5

ARTICLE IV. Allocations of Net Profits and Net Losses. . . . . .5
     4.1 Allocation of Net Profits . . . . . . . . . . . . . . .5
     4.2 Allocation of Net Loss. . . . . . . . . . . . . . . . .6
     4.3 Restriction on Allocation to the General Partner. . . .6
     4.4 Federal Income Tax Allocations. . . . . . . . . . . . .6
     4.5 Allocation on Transfer. . . . . . . . . . . . . . . . .7
     4.6 Allocation on Distribution of Assets in Kind. . . . . .7
     4.7 Determination by General Partner of Certain Matters . .7

ARTICLE V. Capital Accounts. . . . . . . . . . . . . . . . . . .7
     5.1 Capital Accounts. . . . . . . . . . . . . . . . . . . .7
     5.2 Computation of Opening Capital Accounts . . . . . . . .7
     5.3 Computation of Closing Capital Accounts . . . . . . . .8
     5.4 Obligation to Repay or Restore. . . . . . . . . . . . .8
     5.5 Tax Elections . . . . . . . . . . . . . . . . . . . . .8

ARTICLE VI. Partnership Expenses . . . . . . . . . . . . . . . .8
     6.1 Operating Expenses. . . . . . . . . . . . . . . . . . .8

ARTICLE VII. Withdrawals and Distributions; Admission of
             Partners. . . . . . . . . . . . . . . . . . . . . .8
     7.1 Interest. . . . . . . . . . . . . . . . . . . . . . . .8
     7.2 Withdrawals by the Partners . . . . . . . . . . . . . .8

                                  i
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     7.3 Exclusion of Limited Partners . . . . . . . . . . . . .9
     7.4 Admission of Additional Partners. . . . . . . . . . . .9
     7.5 Assignment or Transfer of Partnership Interests . . . .9
     7.6 Distribution in Kind. . . . . . . . . . . . . . . . . 10
     7.7 Loans to Partners . . . . . . . . . . . . . . . . . . 11

ARTICLE VIII. Management, Duties and Restrictions. . . . . . . 11
     8.1 Management. . . . . . . . . . . . . . . . . . . . . . 11
     8.2 No Control by Limited Partners. . . . . . . . . . . . 12
     8.3 Activities of the Partners of the General Partner . . 12

ARTICLE IX. Dissolution of the Partnership . . . . . . . . . . 12
     9.1 Dissolution . . . . . . . . . . . . . . . . . . . . . 12
     9.2 Events Affecting a Limited Partner. . . . . . . . . . 12

ARTICLE X. Liquidation of the Partnership. . . . . . . . . . . 13
     10.1 Liquidation Procedures . . . . . . . . . . . . . . . 13

ARTICLE XI. Financial Accounting and Reports . . . . . . . . . 13
     11.1 Financial and Tax Accounting and Reports . . . . . . 13
     11.2 Valuation of Assets. . . . . . . . . . . . . . . . . 14
     11.3 Supervision; Inspection of Books . . . . . . . . . . 14
     11.4 Annual Report; Financial Statements. . . . . . . . . 14
     11.5 Special Meetings . . . . . . . . . . . . . . . . . . 14
     11.6 Consent in Lieu of Meeting . . . . . . . . . . . . . 15

ARTICLE XII. Other Provisions. . . . . . . . . . . . . . . . . 15
     12.1 Execution and Filing of Documents. . . . . . . . . . 15
     12.2 Other Instruments and Acts . . . . . . . . . . . . . 15
     12.3 Binding Agreement. . . . . . . . . . . . . . . . . . 15
     12.4 Governing Law. . . . . . . . . . . . . . . . . . . . 15
     12.5 Notices. . . . . . . . . . . . . . . . . . . . . . . 15
     12.6 Power of Attorney. . . . . . . . . . . . . . . . . . 15
     12.7 Amendment. . . . . . . . . . . . . . . . . . . . . . 16
     12.8 Entire Agreement . . . . . . . . . . . . . . . . . . 16
     12.9 Titles; Subtitles. . . . . . . . . . . . . . . . . . 16
     12.10 Exculpation . . . . . . . . . . . . . . . . . . . . 16
     12.11 Indemnification . . . . . . . . . . . . . . . . . . 16
     12.12 Limitation of Liability of the Limited Partners . . 17
     12.13 Confidentiality . . . . . . . . . . . . . . . . . . 17
     12.14 Ambiguities . . . . . . . . . . . . . . . . . . . . 17

                  SECOND AMENDED AND RESTATED
                AGREEMENT OF LIMITED PARTNERSHIP
                    OF VALUE PARTNERS, LTD.

     THIS SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP is effective as of the 1st day of January 1998, by and between Ewing & Partners, a Texas partnership, as general partner (the "General Partner") and the Limited Partners admitted into the Partnership listed on Schedule A. The General Partner and the Limited Partners, hereby agree as follows:


                                ARTICLE I.
                               Definitions
      1.1 Definitions: Unless the context requires otherwise, the following terms have the meanings specified in this paragraph:

           Act:  The Texas Revised Limited Partnership Act.

           Agreement: This Agreement of Limited Partnership and any amendments thereto.

           Applicable Rate: Interest at the prime rate announced by Morgan Guaranty Trust Company of New York, compounded at the beginning of each Fiscal Quarter.

           Bankruptcy:  A person or entity shall be deemed bankrupt if:

                (a) any proceeding is commenced against such person or entity as "debtor" for any relief under bankruptcy or insolvency laws, or laws relating to the relief of debtors, reorganizations, arrangements, compositions, or extensions and such proceeding is not dismissed within sixty (60) days after such proceeding has commenced, or

                (b) such person or entity commences any proceeding for relief under bankruptcy or insolvency laws or laws relating to the relief of debtors, reorganizations, arrangements, compositions, or extensions.
                Capital Account: The capital account of a Partner established and maintained in accordance with paragraph 5.1.

                Closing Capital Account: A Partner's Capital Account as of the end of an Interim Period.

                Closing Date: The first day on which the General Partner accepts Limited Partners into the Partnership.

                Date of Dissolution: The date on which the Partnership is dissolved pursuant to paragraph 9.1.

          Fiscal Year: The 12 month period ending December 31 of each year; provided, however, that the initial Fiscal Year shall be the period beginning on July 1, 1989 and ending December 31, 1989 and the last Fiscal Year shall be the period beginning on January 1 of the calendar year in which the final liquidation and termination of the Partnership is completed and ending on the date such liquidation and termination is completed.

          General Partner: Ewing & Partners, a Texas partnership, and its permitted successors and assigns.

          Interim Period: A period subsequent to the Closing Date commencing on the day on which a new Partner is admitted to the Partnership or the day on which a Partner makes an additional capital contribution to the Partnership or the day following the day on which the interest of a Partner is reduced or terminated (if any of the foregoing events occurs other than on the last day of a Fiscal Year). An Interim Period shall end on the last day of the Fiscal Year in which the Interim Period began or on the day immediately preceding the beginning of a new Interim Period, whichever is earlier. An Interim Period shall also commence on the first day of a Fiscal Year.

          Internal Revenue Code: The United States Internal Revenue Code of 1986, as now existing or hereafter amended.

          Limited Partners:  The Limited Partners listed on Schedule A hereto.

          Majority in Interest of the Limited Partners: Limited Partners having Partnership Percentages representing more than fifty percent (50%) of the Partnership Percentages of all Limited Partners.

          Management Agreement: The amended and restated management agreement between Ewing & Partners and the Partnership with respect to managerial and support services to be provided and fees to be charged to the Partnership, included as Exhibit A hereto.

          Net Asset Value: The Net Asset Value of the Partnership shall equal the total assets, less the total liabilities of the Partnership as of the relevant valuation date, using the accrual method and determined on the basis of generally accepted accounting principles consistently applied, including unrealized profits or losses on open positions and also including other properly accrued credits or debits. Net Asset Value as of the close of an Interim Period shall be determined prior to giving effect to any withdrawals made as of the last day of such Interim Period. Partnership assets shall be valued in accordance with paragraph 11.2. Those costs incurred in organizing the Partnership shall be amortized over the Partnership's initial sixty months of operations. Any unamortized costs shall be considered in determining Net Asset Value.

         Net Profit and Net Loss: With respect to any Interim Period, the difference between (i) the Net Asset Value of the Partnership as of the close of business on the last day of such Interim Period, and (ii) the Net Asset Value of the Partnership as of the beginning of business on the first day of the Interim Period, after giving effect to withdrawals as of the last day of the previous Interim Period, and contributions as of the first day of the Interim Period.

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Opening Capital Account:  A Partner's Capital Account as determined under paragraph 5.2.

         Operating Expenses: Shall have the meaning assigned to it in paragraph 6.1.
         Partner: A partner of the Partnership, including the Limited Partners and the General Partner.

         Partnership:  Value Partners, Ltd., a Texas limited partnership.

         Partnership Percentage: At the beginning of each Interim Period, the Partnership Percentage for each Partner for such Interim Period shall be determined by dividing the amount of each Partner's Opening Capital Account by the sum of the Opening Capital Accounts of all of the Partners for such Interim Period.

         Partnership Term: The period of duration of the Partnership, as set forth in paragraph 2.6.

         Preferred Return: An amount calculated at the end of each Fiscal Year equal to 6%, on an annualized basis, of a Partner's capital account from the beginning of the Interim Period immediately following the later of (i) the last Interim Period for which the General Partner received an allocation of Net Profits pursuant to paragraph 4.1(c) with respect to such capital, (ii) the date such capital was contributed to the Partnership (in the event an allocation of Net Profits to the General Partnership pursuant to paragraph 4.1(c) has not been made with respect to such capital) and (iii) the date which is 24 months prior to the date on which the current allocation of Net Profits is made pursuant to paragraph 4.1(c) with respect to such capital. The Preferred Return is adjusted, on a time-weighted basis, for all contributions occurring during a Fiscal Year.

        In the event an allocation of Net Profits to the General Partner pursuant to paragraph 4.1(c) was not made in the previous Fiscal Year, the Preferred Return in the current Fiscal Year shall be the same amount as that of the previous Fiscal Year adjusted on a time-weighted basis for any contributions made during the year. The Preferred Return will accrue only on capital which remains in the Partnership until the end of an Interim Period in which an allocation of Net Profits to the General Partner occurs.

        Securities: Capital stock, preorganization certificates and subscriptions, warrants, bonds, notes, debentures, whether subordinated, convertible or otherwise, trust receipts and other securities of whatever kind or nature of any person, corporation, government or entity whatsoever, whether readily marketable or not, in rights and options relating thereto, including put and call options written by the Partnership or by others.

        Securities Act:  The Securities Act of 1933, as amended.

        Tax Matters Partner: Ewing & Partners or such other Partner as the General Partner may designate.

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                          ARTICLE II.
         Continuation, Name, Purposes, Registered Office,
                    Registered Agent and Term

2.1 Continuation. The General Partner and the Limited Partners hereby continue the Partnership pursuant to the Second Amended and Restated Certificate of Limited Partnership of Value Partners, Ltd. (the "Certificate") filed with the Office of the Secretary of State of Texas on January 27, 1998.

2.2 Name. The name of the Partnership is Value Partners, Ltd. The business of the Partnership shall be conducted under the Partnership name. The Partnership shall have the exclusive right to use the Partnership name as long as the Partnership continues. Upon termination of the Partnership, the Partnership shall assign the name and goodwill attached to the Partnership name to the General Partner.

2.3 Purposes. The Partnership is organized to enter into, make, and perform all contracts and other undertakings, and engage in all activities and transactions and to incur expenses on behalf of the Partnership, as the General Partner may deem necessary or advisable to the carrying out of the foregoing objects and purposes, including without limitation:

       (a)  to purchase Securities and hold them for investment;

       (b) to purchase, hold, sell, exchange, transfer, mortgage, pledge and otherwise acquire and dispose of and exercise all rights, powers, privileges and other incidents of ownership or possession with respect to Securities;

       (c) to acquire a long position or a short position with respect to any Security and to make purchases or sales increasing, decreasing or liquidating such position or changing from a long position to a short position or from a short position to a long position, without any limitation as to the frequency of the fluctuation in such positions or as to the frequency of the changes in the nature of such positions;

       (d) to borrow or raise monies, and, from time to time without limitation as to amount or manner and time of repayment, to issue, accept, endorse and execute promissory notes, drafts, bills of exchange, warrants, bonds, debentures and other negotiable or nonnegotiable instruments and evidences of indebtedness, and to secure the payment of such or other obligations of the Partnership by mortgage upon, or hypothecation or pledge of, all or part of the property of the Partnership, whether at the time owned or thereafter acquired;

       (e) to maintain for the conduct of Partnership affairs one or more offices and in connection therewith rent or acquire office space, engage personnel, whether part-time or full time, and do such other acts and incur such expenses as the General Partner may deem necessary or advisable in connection with the maintenance and administration of such office or offices; and

       (f) to engage independent attorneys, accountants or such other persons as the General Partner may deem necessary or advisable.

2.4 Registered Office. The registered office of the Partnership shall be c/o Ewing & Partners, Suite 4660 West, Dallas, Texas 75201, or such other place or places as the General Partner may from time to time designate.

2.5 Registered Agent. The registered agent of the Partnership for service of process in the State of Texas shall be Timothy G. Ewing, Suite 4660 West, Dallas, Texas 75201.

2.6 Term of Partnership. The term of the Partnership commenced upon the filing and recording of the Partnership's original certificate of limited partnership on April 20, 1989, and shall continue until December 31, 2039.

                          ARTICLE III.
                     Capital Contributions

3.1 Capital Contribution of General Partner. The General Partner shall contribute from time to time an amount sufficient to maintain its Capital Account at an amount equal to at least 1% of Partnership Capital.

3.2 Capital Contribution of Limited Partners. Each Limited Partner shall make a capital contribution on the Closing Date in such amount as may be required by the General Partner as a condition of such admission. Contributions of property, if any, shall be valued at their fair market value in accordance with paragraph 11.2.

3.3 Additional Contributions. No Partner shall be obligated to make any contributions to the capital of the Partnership other than as required by this
Article III.
                          ARTICLE IV.

           Allocations of Net Profits and Net Losses

4.1 Allocation of Net Profits. Net Profits for each Interim Period shall be allocated as follows:

      (a) Each Partner shall be allocated 100% of his Partnership Percentage of Net Profits up to an amount which equals the Preferred Return;

      (b) Each Limited Partner shall be allocated 80% of his Partnership Percentage of Net Profits in excess of the Preferred Return;

      (c) The remaining Net Profits shall be allocated to the General Partner. Provided, however, that the allocation of Net Profit to the General Partner shall only be determined as of the end of the Fiscal Year (except with respect to a Partner withdrawing at any time other than the close of the Fiscal Year).

4.2 Allocation of Net Loss. Each Partner shall be allocated a share of Net Loss equal to his Partnership Percentage.

4.3 Restriction on Allocation to the General Partner. Notwithstanding paragraph 4.1 to the contrary, if the allocation of Net Profit for any Interim Period to the General Partner with respect to a Limited Partner would violate Rule 205-3(c)(3) of the Rules and Regulations under the Investment Advisors Act of 1940 or any successor provision thereto (the "Rule"), the allocation of Net Profit to such Limited Partner in Section 4.1(b) shall be increased to 100% of his Partnership Percentage, but only to the extent necessary to comply with the Rule, and the allocation to the General Partner shall be correspondingly reduced. If, in any subsequent Interim Period, the allocation of Net Profit to the General Partner with respect to such Limited Partner is no longer limited by the Rule, the allocation of Net Profit to such Limited Partner shall be made in accordance with paragraph 4.1, taking into account the Net Profit of the Partnership for such Interim Period as well as each prior Interim Period in which such limitation was in effect. In connection with such determination, the Preferred Return shall be adjusted to take account of the actual period for which the Net Profit allocation is being made.

4.4  Federal Income Tax Allocations.  Solely for federal income tax purposes:

     (a) Each item of income, gain, loss, deduction or credit for each Interim Period shall be allocated among the Partners in a manner that reflects as nearly as possible the amounts of and components of Net Profit and Net Loss allocated to the Partners pursuant to paragraphs 4.1, 4.2 and 4.3.

     (b) Notwithstanding contrary provisions of this Article IV, gain or loss with respect to non-cash property contributed to the Partnership by any Partner shall, to the extent required by Section 704(c) of the Internal Revenue Code, be allocated for federal income tax purposes in a manner to take account of the difference between the basis of such property at the time of contribution and its initial value on the Partnership's books. The General Partner shall make allocations of gain or loss with respect to Partnership property in a manner which takes account of the difference between the tax basis of such property and the value of the property on the books of the Partnership at the time of admission of a new Partner or any additional capital contribution by a Partner, consistent with the method used by the Partnership in making allocations under
Section 704(c) of the Internal Revenue Code.

     (c) Anything contained herein to the contrary notwithstanding, there shall first be allocated to each Partner with a deficit capital account in excess of any obligation by the Partner to restore such deficit balance, resulting from any adjustment, allocation or distribution described in Treasury regulations
Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), such Partner's allocable share of all Partnership gross income up to the amount by which such deficit capital account balance exceeds such Partner's obligation to restore such deficit balance.

4.5 Allocation on Transfer. If any interest in the Partnership is transferred during any Interim Period of the Partnership, each item of Net Profit or Net Loss for such Interim Period shall be assigned pro rata to each day in the particular period of such Interim Period to which such item is attributable (i.e., the day on or during which it is accrued or otherwise incurred) and the amount of each such item so assigned to any such day shall be allocated to the Partners based upon their respective interests in the Partnership at the close of such day.

4.6 Allocation on Distribution of Assets in Kind. Income or loss shall be deemed realized on the distribution of assets in kind and shall be computed as if the distributed asset were sold for its fair market value and the resulting Net Profit or Net Loss were allocated among the Partners pursuant to paragraph 4.1, 4.2 or 4.3.

4.7 Determination by General Partner of Certain Matters. All matters concerning the valuation of Securities, the determination and allocation of Net Profits and Losses among the Partners, the federal income tax allocations among the Partners, and accounting procedures, not specifically and expressly provided for by the terms of this Agreement, shall be determined by the General Partner, whose determination shall be final and conclusive as to all of the Partners.
                           ARTICLE V.

                        Capital Accounts

5.1  Capital Accounts.  Each Partner shall have a Capital Account which shall be maintained in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv). Such Capital Account shall be increased by:

     (a) the amount of his cash capital contributions and the fair market value of his property in the case of noncash contributions to the Partnership pursuant to Article III;

     (b)  the amount of Net Profit allocated to him pursuant to paragraph 4.1;

     (c) the amount allocated to General Partner pursuant to paragraph 4.3; and shall be decreased by

     (d)  such Partner's share of expenditures of the Partnership described in
Section 705(a)(2)(B) of the Internal Revenue Code (relating to expenditures which are neither deductible nor properly chargeable to capital);

     (e) his share of the excess of the adjusted tax basis of distributed assets over the fair market value of such assets;

     (f)  the amount of Net Loss allocated pursuant to paragraph 4.2; and

     (g)  the fair market value of property distributed to him.

5.2 Computation of Opening Capital Accounts. Each Partner's initial Opening Capital Account shall be an amount equal to the aggregate capital contributions made by such Partner to the Partnership on the formation of the Partnership (or, if such Partner was admitted to the Partnership subsequent to such date, on the date of such Partner's admission to the Partnership). On the first day of each subsequent Interim Period, each Partner's Opening Capital Account shall be an amount equal to the Closing Capital Account of such Partner for the immediately preceding Interim Period.

5.3 Computation of Closing Capital Accounts. As of the last day of each Interim Period, the Closing Capital Account of each Partner for such Fiscal Year shall be computed by adjusting each Partner's Capital Account for the items described in paragraph 5.1 which relate to such period.

5.4 Obligation to Repay or Restore. No Partner shall be required to pay to the Partnership or to any other Partner any deficit or negative balance which may exist from time to time in his Capital Account as a result of the provisions hereof for the allocation of the Partnership's Net Loss, for the withdrawal of capital, and for the distribution of the Partnership's assets in liquidation of the Partnership.

5.5 Tax Elections. The General Partner is authorized, in its sole discretion, to make all elections permitted or required of the Partnership under Treasury regulations Section 1.704-1, Section 754 of the Internal Revenue Code and pursuant to any other provisions of the Internal Revenue Code.

                          ARTICLE VI.

                      Partnership Expenses

6.1 Operating Expenses. Subject to the provisions of the Management Agreement, the Partnership shall bear (or reimburse the General Partner for its payment of) all direct costs and expenses of every kind and description incurred in connection with the organization, operations, liquidation and dissolution of the Partnership (collectively, "Operating Expenses"). Ewing & Partners shall provide managerial and support services for the Partnership, and shall be entitled to such fees and expense reimbursement as set forth in the Management Agreement with Ewing & Partners.

                          ARTICLE VII.

                 Withdrawals and Distributions;
                     Admission of Partners

7.1 Interest. Except as otherwise provided in this Agreement, no interest shall be paid to any Partner on account of his interest in the capital of or on account of his investment in the Partnership.

7.2 Withdrawals by the Partners. Each Partner shall have the right, exercisable by delivery of written notice to the General Partner prior to thirty (30) days prior to the close of a Fiscal Year, to withdraw all or a part of his Closing Capital Account subject to the following conditions:
(i) no such withdrawal shall be permitted which would result in a Limited Partner's Capital Account being reduced below $200,000 as of the end of the Fiscal Year of withdrawal, unless the Limited Partner withdraws the total balance of its Capital Account; (ii) no withdrawal shall be permitted with respect to any Limited Partner during any period in which the allocation of Net Profit to the General Partner is restricted pursuant to paragraph 4.3. In addition, the withdrawing Partner shall pay to the General Partner a fee of 2% of the amount withdrawn with respect to permitted withdrawals occurring prior to the end of the second Fiscal Year end after such Partner's original capital contribution. The General Partner shall deliver the amount determined in accordance with this paragraph within 90 days after the close of the Fiscal Year, together with interest on the withdrawn amount from the effective date of withdrawal at the Applicable Rate. In lieu of delivering cash to a Partner upon a withdrawal of all or any part of his Capital Account, the General Partner may distribute Securities in kind to satisfy such withdrawal in accordance with paragraph 7.6.

7.3 Exclusion of Limited Partners. The General Partner may, in its sole and absolute discretion, exclude from the Partnership any Limited Partner upon at least forty-five (45) days prior notice in writing given to such Limited Partner. The interest of such Limited Partner shall terminate on the date specified in such notice and within ninety (90) days after the date of such termination such Limited Partner shall be paid the amount of his Closing Capital Account as of the date of such termination, together with interest on the amount so paid from the effective date of such termination at the Applicable Rate, after subtracting the legal and accounting costs associated with such withdrawal. On the effective date of such termination, such Partner's Capital Account shall be reduced to zero (0) and thereafter he shall be a creditor of the Partnership to the extent of the amount payable to him by the Partnership pursuant to this paragraph 7.3.

7.4 Admission of Additional Partners. The General Partner may, from time to time, admit additional Limited Partners in its sole discretion, provided that the total number of Partners in the Partnership shall not exceed 99. The General Partner may admit additional general partners into the Partnership who are employed by or affiliated with Ewing & Partners without the consent of the Limited Partners, provided that (i) any interest in Net Profits or income allocated to such additional general partners shall not affect in any manner the allocation to the Limited Partners of such items; and (ii) Ewing & Partners shall be designated the managing General Partner, with exclusive power to sign for and bind the Partnership.

7.5  Assignment or Transfer of Partnership Interests.

     (a) Except as provided in paragraph 7.4, the General Partner shall not sell, assign or transfer, in whole or in part, its Partnership interest or its share of the Partnership's capital, assets or property or enter into any agreement, the result of which would be for another person, firm or corporation to become directly or indirectly interested in the Partnership without the prior written consent of a Majority in Interest of the Limited Partners. Notwithstanding the foregoing to the contrary, the General Partner shall be entitled to mortgage or pledge its interest in the Partnership.

    (b) No Limited Partner shall sell, assign, pledge, mortgage, or otherwise dispose of or transfer, in whole or in part, its Partnership interest or its share of the Partnership's capital, assets or property or enter into any agreement, the result of which would be for another person, firm or corporation to become directly or indirectly interested in the Partnership without the prior written consent of the General Partner.

   (c) No transfer, sale or other disposition of the Partnership interest of a Limited Partner shall be permitted until the General Partner shall have received an opinion of counsel satisfactory to it that the effect of such transfer or disposition would not:

           (i)   result in a violation of the Securities Act;

           (ii) require the Partnership to register as an investment company under the Investment Company Act of 1940, as amended;

           (iii) result in a termination of the Partnership under Section 708 of the Internal Revenue Code or in any adverse tax consequences to the Limited Partners; or

           (iv) result in a violation of any law, rule, or regulation by the Limited Partner, the Partnership, the General Partner, or any partner of the General Partner.

   Such legal opinion shall be provided to the General Partner by the transferring Limited Partner or the proposed transferee (except that the opinion in clause (iv) regarding the Partnership, the General Partner and the partners of the General Partner shall be rendered by counsel to the Partnership or the General Partner), and all reasonable costs associated with such opinions shall be borne by the transferring Limited Partner or the proposed transferee.

   (d) A person to whom the interest of a Limited Partner has been transferred in accordance with paragraphs 7.5(b) and (c) (the "Transferee") above shall be admitted to the Partnership as a substituted Limited Partner only with the consent of the General Partner, which consent may be granted or withheld in the absolute discretion of the General Partner and may be arbitrarily withheld, and then only upon the execution of this Agreement, and such other instruments as the General Partner may require in order to evidence the undertaking of such person to perform and comply with the terms and conditions of this Agreement. The Transferee shall bear all costs and expenses incident to the procurement of requisite legal opinions and the substitution of the Transferee as a Limited Partner.

7.6 Distribution in Kind. The General Partner may, in its discretion, distribute the assets of the Partnership in kind to the Partners. All distributions of assets in kind shall be made at fair market value as determined pursuant to paragraph 11.2 in the same manner that the Partners would have received if the assets were sold, the Net Profit or Loss were allocated in accordance with paragraphs 4.1, 4.2 and 4.3 and the proceeds from such sale were distributed in accordance with paragraph 10.1(b)(iii).

7.7 Loans to Partners. Upon the request of a Partner, the Partnership shall have the power, in the sole discretion of the General Partner, to loan to such requesting Partner an amount up to 25% of his Opening Capital Account balance. Each such loan shall be repayable in full at the end of the Fiscal Year in which it is made and shall be secured by the interest of the Partner in the Partnership. If the Partnership incurs indebtedness to provide such loan, the loan shall bear interest at 200 basis points in excess of the Partnership's cost of funds; if the Partnership does not incur indebtedness to provide the loan, the loan shall bear interest at 200 basis points over the Applicable Rate. The General Partner may, from time to time, adjust the margin and the base on which the interest rate for any loan under this paragraph is determined (provided that such adjustment shall not affect the interest rate on outstanding loans). All out-of-pocket expenses incurred by the General Partner or the Partnership in connection with any loan made pursuant to this paragraph 7.7 shall be paid by the Partner to whom such loan is made.

                        ARTICLE VIII.

              Management, Duties and Restrictions

8.1 Management. The General Partner shall have the sole and exclusive right to manage, control, and conduct the business of the Partnership, subject to the right of the General Partner to delegate as it sees fit such managerial rights and obligations as are specifically set forth in the Management Agreement, and to do any and all acts on behalf of the Partnership, including but not limited to, the following:

    (a) conduct accounts, including margin accounts, with brokers, which power shall include the authority to pay, or authorize the payment and reimbursement of, brokerage commissions which may be in excess of the lowest rates available and which are paid to brokers who execute transactions for the account of the Partnership and who supply or pay the cost of property or services (such as rent for office space, salaries for employees, research services, telephone lines, news and quotation equipment and computer facilities) utilized by the Partnership or any other investment fund or investment partnership in which the General Partner is authorized to participate pursuant to paragraph 2.3 hereof, provided that the Partnership, directly or through any such other investment fund or investment partnership, in employing such brokers, obtains "best execution," taking into account the research and execution capabilities of the brokers and their financial stability and reputation;

    (b) open, maintain and close bank accounts and draw checks or other orders for the payment of moneys;

    (c) lend, with or without security, any of the funds or properties of the Partnership and, from time to time without limit as to amount, borrow or raise funds and secure the payment of obligations of the Partnership by mortgage upon, or pledge or hypothecation of, all or any part of the property of the Partnership;

    (d) do any and all acts on behalf of the Partnership, and exercise all rights of the Partnership, with respect to its interest in any person, firm, corporation or other entity, including without limitation the voting of securities, participation in arrangements with creditors, the institution and settlement or compromise of suits and administrative proceedings and other like or similar matters; and

    (e) act for and on behalf of the Partnership in all matters incidental to the foregoing.

The signed statement of the General Partner, reciting that it has authority to undertake any act or has the necessary votes or consents of the Partners to take any such act, when delivered to any third party, shall conclusively establish its capacity to act, and any such third party shall be entitled to rely in good faith upon such statement. Such statement shall not, however, be determinative as between the Partners unless the action in question was in fact authorized with this Agreement.

8.2 No Control by Limited Partners. The Limited Partners shall take no part in the control or management of the business or affairs of the Partnership nor shall the Limited Partners have any authority to act for or on behalf of the Partnership except as is specifically permitted by this Agreement.

8.3 Activities of the Partners of the General Partner. The partners of the General Partner shall devote such time to the business of the Partnership as they shall deem necessary to manage and supervise the business of the Partnership in an efficient manner. The partners of the General Partner may have other business interests and may engage in other activities in addition to those relating to the Partnership, which shall not be required to be their exclusive activity and interest, subject to their fiduciary duty to act with the utmost good faith in all dealings with the Partnership.

                          ARTICLE IX.

                 Dissolution of the Partnership

9.1 Dissolution. The Partnership shall be dissolved upon the happening of any of the following events:

    (a)  The expiration of the Partnership Term, as provided in paragraph 2.6;

    (b) The date specified in a notice from the General Partner to the Limited Partners which states the intention that the Partnership shall be dissolved as of the specified date; or

    (c)  Upon the Bankruptcy or dissolution of the General Partner.

9.2 Events Affecting a Limited Partner. The death, temporary or permanent incapacity, insanity, Incompetency, Bankruptcy, liquidation, dissolution, reorganization, merger, sale of substantially all the stock or assets of, or other change in the ownership or nature of a Limited Partner shall not dissolve the Partnership.
                           ARTICLE X.

                 Liquidation of the Partnership

10.1 Liquidation Procedures.

    (a) Upon dissolution of the Partnership the General Partner, or if there is no General Partner, such person or persons as a Majority in Interest of the Limited Partners shall designate as liquidating trustees shall commence immediately to wind up the affairs of the Partnership. The General Partner or such liquidating trustees shall use their best judgment as to when to dispose of the Partnership's assets or to make distributions in kind in order to maximize the return to the Partners from such assets.

    (b) The assets of the Partnership remaining after payment of the costs and expenses of winding up shall be applied in the following priority:

        (i) to the creditors of the Partnership, other than Partners, all amounts due them from the Partnership in the order of priority established by law;

        (ii) to the Partners, all amounts due them in repayment of any debts of the Partnership to the Partners;

        (iii) to the Partners, pro rata in proportion to the balances in their Capital Accounts, after appropriate allocation of Net Profits or Losses.

        (iv) The General Partner or the liquidating trustees may, in their sole discretion, distribute any assets to a liquidating trust. In the event a liquidating trust is established, the Partners shall appoint three (3) trustees (which trustees may include the General Partner and any of its partners). Two (2) of the trustees shall be selected by a Majority in Interest of the Limited Partners and one (1) of the liquidating trustees shall be selected by the General Partner. The trustees shall supervise the orderly liquidation of the assets held by such trust. During the term of the trust the trust assets shall be distributed at such times and in such amounts as the trustees shall determine. The trust shall terminate at the end of three (3) years or such later date as the trust assets may be distributed in kind to the Partners.

    (c) Net Profits and Net Losses and all other gains and losses during the period of liquidation following dissolution of the Partnership shall be allocated among the Partners in the manner provided in Article IV.

                         ARTICLE XI.

                Financial Accounting and Reports

11.1 Financial and Tax Accounting and Reports. The tax returns of the Partnership shall be filed on an accrual basis (if the General Partner deems it advantageous for the Partnership to do so). The General Partner shall cause the Partnership's tax returns to be prepared and Schedule K-1 or any successor form to be prepared and delivered in a timely manner to the Limited Partners. In the event of an income tax audit of the Partnership or any judicial or administrative proceeding in connection with the income tax returns of the Partnership the Tax Matters Partner shall be authorized to act for, and, to the extent provided by the Internal Revenue Code, his decision shall be binding upon the Partnership and all Partners. The books and records of the Partnership shall be kept in accordance with generally accepted accounting principles consistently applied and shall be audited at the end of each Fiscal Year by independent certified public accountants selected by the General Partner.

 11.2 Valuation of Assets. For purposes of determining the value of Securities, Securities which are listed on a national securities exchange shall be valued at their last sales price on the date of determination, or, if no sales occurred on such day, at the mean between the "bid" and "asked" prices on such day. Securities which are not listed shall be valued at their last closing "bid" prices if held "long" by the Partnership and their last closing "asked" prices if held "short" by the Partnership. Securities which are in the form of put or call options shall be valued at their fair market value, and Securities which are commodities or commodity contracts shall be valued at their last prior sales prices. All other Securities and other assets of the Partnership shall be assigned such fair market value as the General Partner may determine in good faith, as well as all other values assigned to Securities or other assets by the General Partner pursuant to this paragraph 11.2, shall be final and conclusive as to all of the Partners.

11.3 Supervision; Inspection of Books. Proper and complete books of account of the business of the Partnership shall be kept under the supervision of the General Partner at the principal place of business of the Partnership. Such books shall be open to inspection by the Limited Partners, or their accredited representatives, at any reasonable time during normal business hours.

11.4 Annual Report; Financial Statements. The General Partner shall transmit to the Limited Partners within ninety (90) days after the close of each of the Partnership's Fiscal Years or as soon as practicable thereafter, audited financial statements of the Partnership prepared in accordance with generally accepted accounting principles consistently applied, including an income statement for the year then ended, a balance sheet as of the end of such year, and a statement of changes in the Partners' Capital Accounts. The financial statements shall be audited by an independent public accounting firm. The financial statements shall be accompanied by a report from the General Partner to the Limited Partners commenting on the affairs of the Partnership during the Fiscal Year then ended.

11.5 Special Meetings. The termination or continuation of the Partnership, and any other matter requiring the consent of any of the Limited Partners pursuant to this Agreement may be considered at a meeting of the Partners held not less than twenty (20) nor more than sixty (60) days after notification thereof shall have been given by the General Partner to all Partners. Such notification (i) may be given by the General Partner, in its sole discretion, at any time, and
(ii) shall be given by the General Partner within thirty (30) days after receipt by the General Partner of a request for such a meeting made by a Majority in Interest of the Limited Partners. Any such notification shall state briefly the purpose, time and place of the meeting. All such meetings may be held at the principal offices of the Partnership and during normal business hours, or at such other places as the General Partner deems appropriate.

11.6 Consent in Lieu of Meeting. Any action which may be taken by the Partners at a meeting may be effected through the execution of written consents by the requisite percentage in interest of the Partners.

                          ARTICLE XII.

                        Other Provisions

12.1 Execution and Filing of Documents. The General Partner and each Limited Partner (or the General Partner as such Partner's attorney-in-fact) shall execute and file such certificates and other documents as may be required by the Act and other applicable laws. The General Partner shall cause the Partnership to be qualified, formed, reformed or registered under assumed or fictitious name statutes or similar laws in any jurisdiction in which the Partnership owns property or transacts business if such qualification, formation, reformation or registration is necessary in order to protect the limited liability of the Limited Partners or to permit the Partnership lawfully to own property or transact business as a limited partnership. The General Partner shall execute, file and publish all such certificates, notices, statements or other instruments appropriate to permit the business and to maintain the limited liability of the Limited Partners.

12.2 Other Instruments and Acts. The Partners agree to execute any other instruments or perform any other acts that are or may be necessary to effectuate and carry on the Partnership created by this Agreement.

12.3 Binding Agreement. This Agreement shall be binding upon the permitted transferees, successors, assigns, and legal representatives of the Partners.

12.4 Governing Law. This Agreement shall be governed by and construed under the laws of the State of Texas.

12.5 Notices. Any notice or other communication that one Partner desires to give to another Partner or the Partnership or that the Partnership desires to give to a Partner shall be in writing, and shall be deemed effectively given upon personal delivery or upon deposit in any United States mail box, by registered or certified mail, postage prepaid, or upon transmission by telegram or telex, addressed, in the case of a Partner, to the Partner at the address shown in Schedule A attached hereto or at such other address as a Partner may designate by fifteen (15) days' advance notice to the other Partners and, in the case of the Partnership, to its registered office designated in paragraph 2.4; provided, however, that any notice to a Partner with an address outside the United States shall be deemed effectively given only upon personal delivery or upon transmission by telegram or telex with a confirmation copy sent by air mail.

12.6 Power of Attorney. Each Limited Partner, by his execution hereof, hereby makes, constitutes and appoints the General Partner as his true and lawful agent and attorney-in-fact, with full power of substitution and full power and authority in his name, place and stead to make, execute, sign, acknowledge, swear to, record and file (a) this Agreement and any amendment to any thereof;
(b) the original certificate of limited partnership of the Partnership and all amendments thereto required or permitted by law or the provisions of this Agreement; (c) all certificates and other instruments deemed advisable by the General Partner to carry out the provisions of this Agreement and applicable law or to permit the Partnership to become or to continue as a limited partnership wherein the Limited Partners have limited liability in the jurisdiction where the Partnership may be doing business; (d) all instruments that the General Partner deems appropriate to reflect a change or modification of this Agreement or the Partnership in accordance with this Agreement, including without limitation the admission, withdrawal, expulsion, or substitution of Limited Partners; (e) all conveyances and other instruments or papers deemed advisable by the General Partner to effect the dissolution and termination of the Partnership; (f) all fictitious or assumed name certificates required or permitted to be filed on behalf of the Partnership;
and (g) all other instruments or papers which may be required or permitted by law to be filed on behalf of the Partnership. The foregoing power of attorney is irrevocable and coupled with an interest.

12.7 Amendment
     (a) Except for such amendments as result from the operation of the various provisions of this Agreement, this Agreement may be amended only with the written consent of a Majority in Interest of the Limited Partners.

     (b) The General Partner, acting alone, may make ministerial changes in the Partnership Agreement for the purpose of correcting errors and inconsistencies and to comply with federal, state and local rules, regulations and laws, provided that the liability of the Limited Partners for Partnership debts shall not be increased by such amendment nor shall the right of the Limited Partners to Partnership allocations or distributions be adversely affected thereby. The General Partner, acting alone, may amend this Agreement to reduce the share of Net Profit allocated to the General Partner for any Interim Period and increase allocations of such items to Limited Partners.

12.8 Entire Agreement. This Agreement shall constitute the entire agreement of the Partners and supersede all prior agreements between the Partners with respect to the Partnership.

12.9 Titles; Subtitles. The titles and subtitles used in this Agreement are used for convenience only and shall not be considered in the interpretation of this Agreement.

12.10 Exculpation. Neither the General Partner, nor any of its partners, employees, agents, or affiliates, shall be liable to any Limited Partner or the Partnership for any action taken or failure to act on behalf of the Partnership within the scope of authority conferred on the General Partner by this Agreement, or by law, or done in reliance in good faith on the opinion of legal counsel, unless such act or omission was performed or omitted fraudulently or in bad faith or constituted gross negligence.

12.11 Indemnification. To the extent permitted by state or federal law, the Partnership agrees to indemnify, out of the assets of the Partnership only, the General Partner and its partners, employees, agents and affiliates hereof and to save and hold them harmless from and in respect of any loss suffered by the Partnership which arises out of any action or inaction by him or it if the indemnified party, in good faith, determined that such course of conduct was in the best interests of the Partnership and such course of conduct did not constitute gross negligence or misconduct of the indemnified party. To the extent permitted by state or federal law, the General Partner, its partners, employees, agents and affiliates shall be indemnified by the Partnership against any losses, judgments, liabilities, expenses, and amounts paid in settlement of any claims sustained by him or it in connection with the Partnership, including but not limited to any judgment, award, settlement, reasonable attorneys' fees, and other costs or expenses incurred in connection with the defense or settlement of any actual or threatened action, proceeding or claim, provided that the same was not the result of gross negligence or misconduct on the part of the indemnified party.

12.12 Limitation of Liability of the Limited Partners. No Limited Partner shall be bound by, nor be personally liable for, the expenses, liabilities, or obligations of the Partnership in excess of its Capital Contribution to the Partnership plus such additional amounts determined pursuant to paragraph 5.4.

12.13 Confidentiality. Each Partner recognizes and acknowledges that confidential information of various kinds may exist, from time to time, with respect to the business and assets of the Partnership. Accordingly, each Partner covenants that, except with prior written consent of the General Partner or except pursuant to his ordinary duties on behalf of the Partnership, he shall at all times keep confidential and not divulge, furnish or make accessible to anyone (except the Partnership's authorized representatives) any confidential information to which he has been or shall become privy relating to the business or assets of the Partnership. The provisions of this paragraph 12.13 shall not apply to any information to the extent it is or shall become generally known to the public or the trade (without commission of a tortious act) or to the extent it is or shall become available in trade or other publications.

12.14 Ambiguities. The General Partner shall have full power and authority to resolve questions of interpretation and construction arising under this Agreement, and its resolution of such ambiguities or questions shall be final and binding on the Partnership and all of its Partners and their legal representatives.

     IN WITNESS WHEREOF, the Partners have executed this Agreement as of the day and year first above written.

                                  GENERAL PARTNER:
                                  EWING & PARTNERS

                                  By: /s/  Timothy G. Ewing
                                      ---------------------
                                  Name:  Timothy G. Ewing
                                  Title: General Partner

                                  LIMITED PARTNERS:

                                  By:  EWING & PARTNERS, Attorney-in-Fact for
                                       those persons listed as Limited Partners
                                       in Schedule A hereto

                                  By:  /s/  Timothy G. Ewing
                                       ---------------------
                                  Name:  Timothy G. Ewing
                                  Title:    General Partner

                          EXHIBIT "A"
                          -----------

                      AMENDED AND RESTATED
                      MANAGEMENT AGREEMENT
                            BETWEEN
                      EWING & PARTNERS AND
                      VALUE PARTNERS, LTD.


     AGREEMENT dated effective as of January 1, 1998, by and between Ewing & Partners, a Texas general partnership (the "Management Company"), and Value Partners, Ltd., a Texas limited partnership (the "Partnership").

  1. The capitalized terms used without definition in this Agreement have the respective meanings specified in the Limited Partnership agreement governing the Partnership (the "Partnership Agreement") as in effect on the date hereof.

  2. The Partnership agrees to bear all Operating Expenses (as hereinafter defined) of the Management Company which are attributable to the Partnership on the terms and conditions herein set forth. To the extent that the Management Company pays or has paid such Operating Expenses attributable to the Partner-ship, the Partnership will reimburse the Management Company. Operating Expenses include all expenses incident to operating the business of the Partnership including, but not limited to, expenses incurred in investigating and monitoring investments for the Partnership; any taxes which may be assessed against the Partnership; outside accountants and auditing expenses; custodian's fees; commissions or brokerage fees or similar charges incurred in connection with the purchase and sale of securities (including any merger fees payable to third parties); interest expense for borrowed money; all expenses attributable to the Partnership relating to litigation and threatened litigation involving the Partnership; normal and extraordinary investment banking, legal and accounting services provided to the Partnership, unless such services are provided by employees of the Management Company; all expenses incurred in connection with the organization of the Partnership; and all other nonrecurring or extraordinary expenses attributable to the business of the Partnership. In addition, if the Management Company's duties under this Agreement necessitate the renting of office space in addition to the premises already occupied by the Management Company, or the purchase of additional equipment, such expenses shall be considered operating expenses of the Partnership. Expenses payable by the Management Company for which it will not be reimbursed by the Partnership include compensation of employees of the Management Company (including salaries of the general partners of the Management Company in their capacity as employees of the Management Company) and expenses associated with the Management Company's office space, equipment and facilities (including its telephone system).

3. The Management Company agrees to maintain a staff trained and experienced in the business of providing financial support and business counsel. Such staff shall be adequate for the performance of the Management Company's duties under this Agreement. Services to be rendered by the Management Company shall include identification of potential investments to be made by the Partnership, the provision of administrative, accounting and clerical services to the Partner-ship, the coordination of consultants in connection with the acquisition of investment opportunities, and the provision of advisers and consultants for the management of investment opportunities acquired by the Partnership. The Management Company shall also render assistance within the areas of expertise of its staff. In addition to the services of its own staff, the Management Company will arrange for and coordinate the services of other professionals and consultants as the General Partner of the Partnership may deem appropriate. The management, policies and operations of the Partnership shall be the responsibility of the General Partner acting pursuant to and in accordance with the Partnership Agreement and all decisions relating to Partnership matters, including the selection and management of the Partnership's invest-ments, shall be made by the General Partner acting pursuant to and in accordance with the Partnership Agreement.

  4. Subject to the limitations set forth below, the Partnership shall pay the Management Company a quarterly management fee (the "Management Fee") which shall be, for each fiscal quarter, an amount equal to 0.25% of the Net Asset Value of the Partnership as of the last day of the fiscal quarter. The Management Fee is payable as of the close of the last day of the fiscal quarter and is subject to year-end adjustment in connection with the Partnership's audit.

  5. Commencing on the date hereof, services shall be performed hereunder for the term of the Partnership as set forth in the Partnership Agreement (including any extensions thereof) plus one year from the end of said term or until such time as liquidation of the Partnership is completed, whichever is sooner. However, if the Partnership is dissolved prior to expiration of its specified term, this Agreement shall terminate one year from the date of such dissolution or upon completion of the liquidation of the Partnership, whichever is sooner.

  6. This Agreement may also be terminated without cause and without penalty at any time on 180 day's prior written notice to the Partnership.

  7. To the extent permitted by state or federal law, the Management Company shall have no liability to the Partnership or to any Partner for any loss suffered by the Partnership which arises out of any action or inaction by the Management Company if the Management Company, in good faith, determined that such course of conduct was in the best interests of the Partnership and such course of conduct did not constitute gross negligence or misconduct of the Management Company. To the extent permitted by state or federal law, the Management Company shall be indemnified by the Partnership against any losses, judgments, liabilities, expenses, and amounts paid in settlement of any claims sustained by it in connection with the Partnership, including but not limited to any judgment, award, settlement, reasonable attorneys' fees, and other costs or expenses incurred in connection with the defense or settlement of any actual or threatened action, proceeding or claim, provided that the same was not the result of gross negligence or misconduct on the part of the Management Company.

  8. This Agreement can be modified or amended only by a writing signed by the parties hereto and only with the written consent of a Majority in Interest of the Limited Partners of the Partnership, determined as provided in the Partner-ship Agreement.

                              EWING & PARTNERS

                              By:  /s/  Timothy G. Ewing
                                   ---------------------
                                   Timothy G. Ewing
                                   Managing Partner

                              VALUE PARTNERS, LTD.

                              By:  EWING & PARTNERS,
                                   General Partner



                              By:  /s/  Timothy G. Ewing
                                   ----------------------------------
                                   Timothy G. Ewing, Managing Partner